Exhibit 12.1 - COMPUTATION OF DEBT TO ADJUSTED EBITDA
                              CONTINENTAL RESOURCES, INC.

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                   1997        1998        1999       2000       2001
                                   ----        ----        ----       ----       ----
NET INCOME                        26,197     (17,980)      3,920     37,780     11,667

INCOME TAXES                      (8,941)         --          --         --         --

INTEREST EXPENSE                   4,804      12,248      16,534     15,786     15,141

DD&A                              33,354      38,716      20,385     21,945     33,569

EXPLORATION EXPENSE                6,807       7,106       7,750     13,321     19,927

LITIGATION SETTLEMENT             (7,500)         --          --         --         --
                                  ------     -------     -------    -------    -------

ADJUSTED EBITDA (1)               54,721      40,090      48,589     88,832     80,304

TOTAL DEBT                        79,632     167,639     170,637    140,350    183,395

TOTAL DEBT TO ADJUSTED EBITDA        1.5         4.2         3.5        1.6        2.2

(1) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements. Adjusted EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The Company's computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any.